Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this second day of June, 2008, by and between The Habit Restaurants, LLC, a Delaware Limited Liability Company (the “Company”), and Russ Bendel, an individual presently residing at 21 Corn Flower Street, Coto De Caza, CA 92679 (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain the services of the Executive, and the Executive desires to be employed by the Company for the term of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby employs the Executive as President and Chief Executive Officer (the “CEO”) of the Company, and the Executive accepts such employment and agrees to perform such duties consistent with the office of CEO and to exercise such authority as is delegated to him from time to time by the Board of Managers of the Company (the “Board”), for the period and upon the other terms and conditions set forth in this Agreement. The Executive shall also serve as a member of the Board.

2. Term. The term of the Executive’s employment hereunder shall commence on the date of this Agreement and end on August 30, 2013. On such date, and on each subsequent August thereafter, the term of this Agreement shall be automatically renewed for one additional calendar year unless, at least ninety (90) days prior to August 30 of each year during the term of this Agreement, either the Company or the Executive shall give notice not to extend this Agreement. Unless otherwise terminated earlier in accordance with Section 8, the “Term” shall mean, for purposes of this Agreement, such initial term and subsequent extensions, if any.

3. Full-time Service.

3.1 Service with the Company. During the Term, the Executive agrees to provide his full business time and attention to the business of the Company.

3.2 No Conflicting Duties. During the Term, the services of Executive shall be provided exclusively to the Company and the Executive shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Board. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will prevent Executive from accepting speaking engagements, from serving on boards of charitable or professional organizations or trade associations or from investing in other businesses during the Term, provided, however, that such speaking engagements, or any service to such charitable, professional or trade organizations will not interfere with Executive’s duties to and employment at the Company.

4. Compensation. As compensation for all services to be rendered by the Executive under this Agreement during the Term, the Company shall provide the Executive the following —

4.1 Base Salary. The Company shall provide the Executive a base annual salary (the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. In calendar year 2008, the Base Salary shall be paid at a rate of $450,000 per year. The rate of the Base Salary shall increase by $25,000 on January 1 of calendar years 2009, 2010 and 2011. Thereafter, the Executive’s salary shall be reviewed annually by the Company’s Board and may be increased from time to time above the Base Salary required by this Section 4.1 but may not be reduced below the then-current Base Salary paid to the Executive without Executive’s consent.

4.2 Participation in Benefit Plans. The Executive shall be included, to the extent eligible thereunder, in any and all employee benefits plans of the Company providing general benefits for the Company’s employees, as adopted from time to time, including, but not limited to, group life, hospitalization, disability, medical, dental, pension, profit sharing and 401(k) savings plans, whichever (if any) of the foregoing are adopted by the Company. The Company shall be entitled to adopt, terminate or modify any employee benefit plan without any obligation to Executive other than the obligation to treat Executive consistently with the treatment of the Company’s senior management generally. The Executive’s participation in any such plan or program shall be subject to the plan terms, provisions, rules and regulations applicable thereto.

4.3 Vacation. The Executive shall be entitled to earn paid vacation at the rate of four weeks per year, provided that accrual shall be capped at four weeks and once such cap has been reached, no more paid vacation shall accrue until the accrual is brought below the cap.

4.4 Expenses and Perquisites. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses, including without limitation travel, entertainment, professional dues, and provide allowances on a basis consistent with the reimbursement allowance that the Company provides to individuals serving in similar positions as the Executive, subject to the presentment of appropriate documentary proof. In addition, Executive shall be provided with a monthly car expense allowance of $1,000. Such expense reimbursement and perquisites shall be administered in such a way as to comply with Section 409A of the Internal Revenue Code.

4.5 Membership Interests. Promptly following the date the Executive commences employment hereunder, and no later than August 31, 2008, the Company shall grant to the Executive (A) Class C Units equal to three percent (3%) of the units of the Company on a fully diluted basis (subject to future dilution including, without limitation, the issuance of additional equity and increases in the number of shares authorized for the Company’s incentive plan) with a conversion price of $100.00, which represents the fair market value on the date of grant and (B) Class C Units equal to one percent (1%) of the units of the Company on a fully-diluted basis (subject to future dilution) with a conversion price of $ 200.00, which represents two times fair market value on the date of grant (the “Class C Units”). Further, promptly following August 15,2008 the Executive shall purchase 2,760.1 Class B Units at a price of $100.00 per unit (“the Class B Units”). The Class C Units and the Class B Units are collectively referred to as the “Units.” The Units and all other membership interests granted the Executive by the Company shall be otherwise subject to the terms and conditions contained in any applicable limited liability company agreement, plan, certificate and/or unit holder agreements and other restrictions and limitations generally applicable to membership interests held by members of the Company or otherwise required by law. The Executive shall not be eligible to receive any membership units or other equity of the Company, however, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for him individually by the Board. Further, prior to issuing the Units or any other membership units to the Executive, the Company may require that the Executive provide such representations regarding the Executive’s sophistication and investment intent and other such matters as the Company may reasonably request.

5. Compensation upon the Termination of the Executive’s Employment with the Company.

5.1 Termination Due to Death or Disability of Executive. In the event the Executive’s employment is terminated by Death or Disability pursuant to Section 8.1, Executive’s beneficiary or a beneficiary designated by the Executive in writing to the Company, or in the absence of such beneficiary, the Executive’s estate, shall be entitled to receive the Executive’s then current Base Salary through the date of termination, accrued and unused vacation, and any other payments required by applicable law or Company policy (“Final Compensation”) and shall not otherwise be entitled to any additional compensation.

5.2 Termination Pursuant to Sections 8.2 and 8.3. In the event that the Executive’s employment is terminated by Resignation Other Than for Good Reason pursuant to Section 8.2, or Termination for Cause pursuant to Section 8.3, then he shall not be entitled to any compensation other than Final Compensation.

5.3 Termination Pursuant to Sections 8.4 and 8.5.

(a) In the event of termination of the Executive’s employment by the Company other than for Cause pursuant to Section 8.4 or the Executive’s termination of employment for Good Reason pursuant to Section 8.5, in addition to providing Final Compensation the Company shall continue to pay to the Executive his then-current Base Salary during the twelve (12) month period following the date of termination and, subject to any employee contribution applicable to the Executive on the date of termination, the Company shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans for one year following the termination of the Executive’s employment, provided that the Executive is entitled to continue such participation under the federal law known as “COBRA” and timely elects to do so. After the Company’s contributions end, the Executive may continue coverage for the balance of the continuation period provided under COBRA, by paying the full premium cost plus a small administrative fee. In addition, if at the time of the Executive’s termination pursuant to either of Section 8.4 or 8.5 hereof either (i) the Executive has been employed hereunder for fewer than two full years from the date first written above or (ii) the Company has Performed, then the Executive shall be 100% vested in all outstanding Units. For purposes of this Agreement, the Company shall be deemed to have “Performed” if the total store cash flow of the Habit (store EBITDA before any overhead allocation of general and administrative or or pre-opening expenses) (the “SCF”) is not less than the following dollar amount as of the last day of the designated period:

June 2010	$5,914,000
December 2010	$6,867,000
June 2011	$8,397,000
December 2011	$9,926,000
June 2012	$11,782,000
December 2012	$13,639,000
June 2013	$18,021,000

For the avoidance of doubt, it is understood and agreed that the amounts included in the table above will be interpolated on a straight-line basis between periods to determine the applicable SCF for the actual date of the Executive’s termination.

(b) Any obligation of the Company to make any payments under this Section 5.3 (other than Final Compensation) or to provide the Executive with vesting of unvested Units under this Section 5.3 is expressly conditioned upon the Executive’s execution and return of an effective release of claims in the form attached hereto as Exhibit A (the “Release”) not later than the number of days following the termination of his employment the Company determines that it must provide him by law to consider the Release in order to render it fully effective. The Release creates legally binding obligations, and the Company therefore advises the Executive to consult an attorney before signing it.

(c) Any Base Salary to which the Executive is entitled under this Section 5.3 shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to the next business day following the date of termination.

(d) The right of the Executive to receive and retain any payments to which he is entitled under this Section 5.3 is expressly conditioned on his continuing compliance with his obligations under this Agreement, including without limitation his obligations under Sections 6 and 7 hereof, and with his obligations under any other written agreement with the Company.

(e) If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 6 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

6. Confidential Information and Company Property.

6.1 Without the prior written consent of the Board, the Executive shall not during the Term or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any Confidential Information of the Company. For the purposes of this Agreement, “Confidential Information” means any and all information of the Company and/or any of its Affiliates that is not generally known by those with whom those entities compete or do business, or with whom they plan to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed would assist in competition against them. Without limiting the generality of the foregoing, Confidential Information includes all information, whether developed by the Executive or by others, concerning any trade secrets, confidential or secret designs, information related to the siting of new or existing restaurants, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer or supplier lists of the Company, any terms of any relationship with any current or future supplier of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or nonpublic aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which becomes publicly available, other than as a direct or indirect result of the breach of this Agreement by the Executive.

Nothing in this Agreement shall prevent the Executive from disclosing Confidential Information to the extent such disclosure is required by law or any order of a court or government authority with jurisdiction; provided, however, that in the event the Executive becomes legally compelled to disclose any such information, then prior to making such required disclosure he shall, if possible, provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy prior to any such disclosure; and provided, further, that in the event such protective order or other remedy is not obtained the Executive shall furnish only that information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

6.2 Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

7. Restricted Activities.

7.1 Non-Competition. During the Term and for the three year period following the termination of his employment (the “Restricted Period”), the Executive shall not engage in any Competing Business, either directly or indirectly, as a principal or for his own account or solely or jointly with others, or as a stockholder or equity owner in or officer, director, employee or consultant of, any corporation or other entity, in any geographic area in which the Company operates restaurants or is actively considering new restaurant locations at the time the Executive’s employment terminates. For the purposes of this Agreement, a “Competing Business” is any business engaged in (i) the operation of one or more restaurants that sell hamburgers in facilities of 5,000 square feet or less or (ii) the operation of one or more restaurants that primarily sell hamburgers at an average price of less than $9.00 each in a facility of greater than 5,000 square feet. For the avoidance of doubt, nothing herein shall prohibit the acquisition by Executive of an interest representing 5% or less of the outstanding shares of a publicly-traded Competing Business or the Executive’s ownership interest in the “Lazy Dog Cafè.”

7.2 Agreement Not to Solicit Employees. The Executive agrees that during the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or seek to persuade any employee of the Company to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding eighteen months.

7.3 Agreement Not to Solicit Business Partners. The Executive agrees that, during the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any supplier, contractor or other business partner of the Company to terminate or diminish its relationship with the Company; or (b) seek to persuade any such business partner or prospective business partner of the Company to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company; provided that these restrictions shall apply (i) only with respect to those Persons who are or have been a business partner of the Company at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if the Executive has had business contact with such Person during his employment with the Company or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

7.4 Injunctive Relief. In signing this Agreement, the Executive gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under this Section 7. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were he to breach any of the covenants contained in this Section 7, either during or after the termination of his employment, however caused, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to obtain preliminary injunctive relief as authorized by applicable law against any such breach or threatened breach in any court of competent jurisdiction. The Executive and the Company further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive and the Company also agree that the period of any restriction under this Section 7 shall be tolled, and shall not run, during any period of breach thereof.

8. Termination.

8.1 Death or Disability of Executive. The Executive’s employment hereunder shall terminate immediately upon the death of Executive or at the option of the Company upon the Disability of the Executive. For purposes of this Agreement, “Disability” shall exist when any illness, injury, accident or condition of either a physical or psychological nature which, despite reasonable accommodations, results in Executive being unable to perform substantially all of the duties of his employment with the Company for a period of 90 consecutive days or for 180 days in any 365 day period. If any question shall arise as to whether during any period the Executive is disabled, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive. In the event the Executive objects to the physician selected by the Company, within thirty (30) days thereof, the Executive and the Company shall each submit the names of three (3) qualified physicians and alternatively strike the names until one name remains. A coin flip shall decide which party has the first strike.

8.2 Resignation other than for Good Reason. Other than in connection with a Resignation for Good Reason as set forth in Section 8.5, Executive may resign from the Company at any time following thirty (30) days’ prior written notice to the Company and provided Executive agrees to cooperate with the Company and provide reasonable assistance in the appointment and training of a successor for a period of one month following the date of resignation. In connection therewith, if applicable, the Executive shall also resign as an officer and/or member of the Board.

8.3 Termination for Cause. The Company may terminate the Executive’s employment hereunder at any time for “Cause” (as hereinafter defined) immediately upon written notice to the Executive. Such written notice shall set forth with reasonable specificity the Company’s basis for such termination. For purposes of this Agreement and for purposes of the LLC Agreement, “Cause” for the Executive’s termination will exist at any time after the happening of one or more of the following events, in each case as determined in good faith by the Company’s Board:

(a) Executive’s —

(i) willful misconduct or gross negligence in the performance of his duties hereunder which is not remedied (if remediable) within thirty (30) business days after written notice from the Company’s Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause, or

(ii) willful refusal to comply in any material respect with the legal directives of the Company’s Board so long as such directives are not inconsistent with the Executive’s position and duties, or a material breach of this Agreement or any written Company policy which if not remedied (if remediable) within 30 business days after written notice from the Company’s Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause;

(b) Executive’s deliberate attempt to do injury to the Company;

(c) Executive’s commission of any act of fraud, willful misrepresentation, misappropriation, embezzlement or any act of similar gravity involving moral turpitude;

(d) Executive’s abuse of controlled substances or alcohol which materially impairs the goodwill or business of the Company or causes material damage to its property, goodwill or business or impairs Executive’s fulfillment of his responsibilities to the Company; or

(e) Executive’s commission of a felony that is reasonably likely to cause material harm to the standing and reputation of the Company.

8.4 Termination Without Cause. The Company shall have the absolute right to terminate the Executive’s employment without Cause at any time upon thirty (30) days’ written notice to the Executive. Termination “without Cause” shall mean termination of employment on any basis other than the termination of Executive’s employment hereunder pursuant to Sections 8.1, 8.2, 8.3 or 8.5.

8.5 Resignation for Good Reason. The Executive may resign from the Company at any time for “Good Reason” (as hereinafter defined) if: (A) the Executive provides the Company written notice setting forth in reasonable detail the condition giving rise to Good Reason not later than ninety (90) days following the initial existence of such condition; (B) the Company fails to remedy such condition within thirty (30) days following the receipt of such notice; and (C) the Executive resigns his employment by written notice to the Company within thirty (30) days of the expiration of such thirty day cure period. For purposes of this Agreement, “Good Reason” means that any of the following has occurred: (i) the Executive is directed to perform an act that the Executive reasonably believes to be in contravention of law, or which the Executive reasonably believes would subject the Company or him to material liability, despite his express objection addressed to the Board with respect to such action, (ii) there is any material adverse change in the nature or scope of the Executive’s responsibilities, or the Executive is assigned duties that are materially inconsistent with his duties as set forth in this Agreement, (iii) there is any material reduction in said duties, (iv) there is any reduction in the Executive’s compensation or benefits (other than as a result of a change in benefits consistently applied to senior management; in no event however shall the Company be authorized to reduce the Executive’s Base Salary then in effect without the Executive’s consent), (v) the Executive is not permitted by the Company to take an unpaid leave of absence related to the serious illness of a member of his immediate family, or other personal emergency, (vi) there is a material failure, after 10 days notice and opportunity to cure, by the Company to perform any of its obligations to the Executive under this Agreement, (vii) the Company relocates its executive offices to a location more than 25 miles from Irvine, California, or (viii) the failure of any successor to honor any term of this Agreement. In connection with any such resignation, if applicable, the Executive shall also resign as an officer and/or member of the Board.

8.6 Effect of Termination. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Sections 6 and 7 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement. The Executive recognizes that, except as expressly provided in Section 5.3 hereof, no compensation is earned or will be paid after termination of employment. Nothing in this Agreement is intended or shall be construed to affect any insurance proceeds to which the Executive or the Executive’s beneficiary may be entitled or the Executive’s right in any vested equity of the Company.

9. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignee’s written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms conditions, and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the Assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 9.

10. Miscellaneous.

10.1 Governing Law. This Agreement is made and shall be construed under the laws of the State of California without regard to its conflicts of law principles.

10.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

10.3 Non-Disclosure. Executive will not disclose the terms of this Agreement to any other employee of the Company without the prior written consent of the Company.

10.4 Withholding Taxes. The Company may withhold from all compensation payable pursuant hereto all sums required to be withheld under all federal, state and city laws, or governmental regulation or ruling, with respect to payment of compensation, benefits or perquisites.

10.5 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

10.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

10.8 Attorneys’ Fees. In the event either party brings a claim relating to or arising out of the breach, interpretation, or enforcement of this Agreement, the prevailing party shall be entitled to recover such party’s reasonable attorneys’ fees and costs with regard to such claim.

10.9 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier addressed as set forth below, or if sent by facsimile transmission, on the first business day after transmission provided that an original copy has been deposited in the U.S. mail:

If to Executive, to:

Russell Bendel

21 Corn Flower Street

Coto De Caza, CA 92679

If to the Company, to:

Christopher Reilly

KarpReilly LLC

104 Field Point Road

Greenwich, CT 06830

Daniel Evans

Ropes & Gray LLP

One International Place

Boston, MA 02110

or to such other address as such party may indicate by a notice delivered to the other party hereto.

*    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THE COMPANY:

By:	/s/ David C. Nordahl
Name: David C. Nordahl
Title: Vice-Chairman

THE EXECUTIVE:

/s/ Russ Bendel
Russ Bendel

Exhibit A

Form of

Release of Claims

FOR AND IN CONSIDERATION OF the pay and benefits to be provided to me in connection with the termination of my employment, as set forth in the employment agreement between me and The Habit Restaurants, LLC, a Delaware Limited Liability Company (the “Company”) dated as of June 2, 2008 (“Agreement”), which are conditioned upon my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, I, on my own behalf and on behalf of my heirs, executors, beneficiaries and personal representatives, and all others connected with me, hereby release and forever discharge the Company, its parent, subsidiaries and other affiliates and all of their respective past and present officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, employee benefits plans, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims, of any nature or type, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, but not limited to, any such causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by, investment in, or other relationship with the Company or any of its affiliates or the termination of that employment, investment and/or relationship or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have provided services to the Company or its affiliates, each as amended from time to time); provided that nothing herein shall be a release of my rights to enforce: (i) any right or claim for indemnification pursuant to applicable law or the governing documents of the Company, (ii) any right or claim to vested benefits including but not limited to pension or 401(k) benefits, if any, (iii) my rights in any vested equity interest in the Company, including Units issued pursuant to Section 4.5 of the Agreement, (iv) any right I may have to continued coverage under the Company’s group health and dental plans pursuant to the federal law known as “COBRA”, and (v) my rights to enforce any provision of the Agreement or the Limited Liability Company Agreement of the Company, as amended.

In signing this Release of Claims, I acknowledge that I have had a reasonable amount of time to consider the terms of this Release of Claims and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to 21 days (or such longer period as the Company may specify in order to render this Release of Claims fully effective) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within 7 days of the date of my signing by written notice to the                      of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

With respect to the matters herein stated as the subject of release, I do hereby waive and relinquish any and all rights which I may have under the provisions of Section 1542 of the Civil Code of the State of California, which Section reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of the      day of March, 2012 by and between The Habit Restaurants, LLC, a Delaware limited liability company (the “Company”), and Russ Bendel (the “Executive”)

RECITALS

A. The Company and the Executive entered into that certain Employment Agreement dated as of June 2, 2008 (the “Agreement”).

B. The Company and the Executive desire to amend certain provisions of the Agreement pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2. Term. The term of the Executive’s employment hereunder shall commence on the date of this Agreement and end on August 30, 2014. On such date, and on each subsequent August thereafter, the term of this Agreement shall be automatically renewed for one additional calendar year unless, at least ninety (90) days prior to August 30 of each year during the term of this Agreement, either the Company or the Executive shall give notice not to extend this Agreement. Unless otherwise terminated earlier in accordance with Section 8, the “Term” shall mean, for purposes of this Agreement, such initial term and subsequent extensions, if any.”

2. Section 4.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.1 Base Salary. The Company shall provide the Executive a base annual salary (the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. In calender year 2008, the Base Salary shall be paid at a rate of $450,000 per year. The rate of the Base Salary shall increase by $25,000 on January 1 of calendar years 2009, 2010 and 2011, by $50,000 on January 1 of calendar year 2012, by $25,000 on January 1 of calendar year 2013 and by $30,000 on January 1 of calendar year 2014. Thereafter, the Executive’s salary shall be reviewed annually by the Company’s Board and may be increased from time to time above the Base Salary required by this Section 4.1 but may not be reduced below the then-current Base Salary paid to the Executive without Executive’s consent.”

2. This Amendment may be executed in counterparts and by facsimile or Portable Document Format (PDF), each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

3. This Amendment is made and shall be construed under the laws of the State of California without regard to its conflicts of law principles.

4. Except as set forth herein, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

THE COMPANY:

By:	/s/ Ira Fils
Name: Ira Fils
Title: Chief Financial Officer

THE EXECUTIVE:

/s/ Russ Bendel
Russ Bendel, President and Chief Executive Officer

Signature Page to First Amendment to Employment Agreement